The information in this preliminary pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement	SUBJECT TO COMPLETION	April 10, 2007

 Pricing Supplement to the Prospectus dated January 5, 2007 and the Prospectus Supplement dated February 28, 2007

US$ Royal Bank of Canada Senior Global Medium-Term Notes, Series C Bearish Buffered Equity Investment Notes due October 30, 2008 Linked to the Negative Performance of a Basket of Home Builders’ Stocks

The Notes (the “Notes”) are bearish buffered equity investment notes, non-principal-protected and linked to the performance of a basket of home builders’ common stocks (the “Basket Stocks”). The amount payable upon maturity of the Notes will be paid in cash. The payment you will receive at maturity will depend on the final closing price(s) of the Basket Stocks. You will only receive a payment at maturity in excess of your principal amount if, on a weighted basis, the return of the Basket Stocks is negative. If, on a weighted basis, the return of the Basket Stocks is zero or positive, you will not participate in any appreciation and may lose all or a portion of your principal amount.

Issuer:	Royal Bank of Canada (“Royal Bank”).
Interest rate (coupon):	We will not pay you interest on the Notes.
Baskets Stocks:	Levitt Corporation (Bloomberg ticker: “LEV”), Meritage Homes Corporation (Bloomberg ticker: “MTH”), California Coastal Communities, Inc. (Bloomberg ticker: “CALC”), Lennar Corporation (Bloomberg ticker: “LEN”), M/I Homes, Inc. (Bloomberg ticker: “MHO”), Standard Pacific Corporation (Bloomberg ticker: “SPF”), KB Home (Bloomberg ticker: “KBH”), each a “Basket Stock” and together they may be referred to as the “Basket Stocks” or the “Basket.”

Initial Stock Prices:	Stock	Initial Price
Levitt Corporation (LEV)
Meritage Homes Corporation (MTH)
California Coastal Communities, Inc. (CALC)
Lennar Corporation (LEN)
M/I Homes, Inc. (MHO)
Standard Pacific Corporation (SPF)
KB Home (KBH)

Payment at Maturity:

(1)          If the Final Basket Level is less than the Initial Basket Level, in which case the Percentage Change will be negative, then, at maturity, you will receive a cash payment equal to the lesser of:

  Principal Amount + (-1 x Principal Amount x Percentage Change) and

  Principal Amount + (Principal Amount x 50%)

(2)          If the Final Basket Level is greater than or equal to the Initial Basket Level, but has not appreciated by more than the Buffer Amount, in which case the Percentage Change will be greater than or equal to 0% and less than or equal to the Buffer Amount, then, at maturity, you will receive the Principal Amount.

(3)          If the Final Basket Level is greater than the Initial Basket Level, and has appreciated by more than the Buffer Amount, in which case the Percentage Change will be greater than the Buffer Amount, then, at maturity, you will receive an amount equal to the greater of:

  Principal Amount – [Principal Amount x (Percentage Change – Buffer Amount)] and

  Zero (0%)

The return on your Notes will be positive only if the Percentage Change is negative. You may lose all or a portion of your principal amount if the Final Basket Level exceeds the Initial Basket Level by more than 20%.

Percentage Change:	The Percentage Change is based on the equal-weighted return of the Basket Stocks. The Percentage Change is calculated using the following formula:

where, LEVI, MTHI, CALCI, LENI, MHOI, SPFI and KBHI, are the relevant closing levels of LEV, MTH, CALC, LEN, MHO, SPF and KBH, respectively, on the Pricing Date; LEVF, MTHF, CALCF, LENF, MHOF, SPFF and KBHF are the relevant closing levels of LEV, MTH, CALC, LEN, MHO, SPF and KBH, respectively, on the Valuation Date.

Buffer Amount:	20%
Maximum Redemption Amount:	150%
Initial Basket Level:	The Initial Basket Level is the level of a basket comprised of the closing prices of the Basket Stocks as of the Pricing Date on an equally weighted basis.
Final Basket Level:	The Final Basket Level is the level of a basket comprised of the closing prices of the Basket Stocks as of the Valuation Date on an equally weighted basis.
Pricing Date:	April 25, 2007
Issue Date:	April 30, 2007
Valuation Date:	October 27, 2008
Maturity Date:	October 30, 2008 (resulting in a term to maturity of 18 months)
Minimum investment:	$1,000, and integral multiples of $1,000 thereafter
Business Day Convention:	Modified following
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus).

Listing:	The notes will not be listed on any securities exchange or quotation system.
CUSIP:	78008EFE2
Calculation agent:	The Bank of New York.
Terms Incorporated in the Master Note	All of the terms appearing above this item on the cover page of this pricing supplement and the terms appearing under the caption “Specific Terms of the Note” below.

Your investment in the Notes involves certain risks. See “Additional Risk Factors Specific to Your Notes” beginning on page P-5 of this pricing supplement to read about investment risks relating to the bearish buffered equity investment notes. The principal of the Notes is not protected and you could lose your entire investment.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus and accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we inform or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or United States governmental agency or instrumentality.

	Price to Public	Agent’s Commission	Proceeds to Royal Bank
Per Note	100%	%	%
Total	$	$	$

Royal Bank has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this pricing supplement relates. Before you invest, you should read the accompanying prospectus and the accompanying prospectus supplement, and other documents Royal Bank has filed with the SEC for more complete information about Royal Bank and this offering. Buyers should rely upon the accompanying prospectus, accompanying prospectus supplement and this pricing supplement for complete details. You may get these documents and other documents Royal Bank has filed for free by visiting EDGAR on the SEC website at www.sec.gov.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

RBC Capital Markets Corporation

Pricing Supplement dated April  , 2007

In this pricing supplement, references to the “accompanying prospectus” mean the accompanying prospectus, dated January 5, 2007, as supplemented by the accompanying prospectus supplement (the “accompanying prospectus supplement”), dated February 28, 2007, of Royal Bank.

The Notes Are Part of a Series

            The Notes are part of a series of senior debt securities entitled “Senior Global Medium-Term Notes, Series C,” that we may issue under our senior indenture, dated October 23, 2003, between Royal Bank and The Bank of New York, as trustee, as amended, from time to time (the “indenture”). The Notes are “indexed notes,” as defined in the accompanying prospectus supplement. This pricing supplement summarizes financial and other terms that apply to the Notes. We describe terms that apply generally to all Series C medium-term notes in “Description of the Notes We May Offer” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and accompanying prospectus supplement and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

i

TABLE OF CONTENTS

Preliminary Pricing Supplement

Summary	P-1
Additional Risk Factors Specific to Your Notes	P-5
The Basket Stocks	P-10
Specific Terms of the Notes	P-19
Use of Proceeds And Hedging	P-28
Supplemental Discussion of Canadian Tax Consequences	P-29
Supplemental Discussion of Federal Income Tax Consequences	P-30
Employee Retirement Income Security Act	P-32
Supplemental Plan of Distribution	P-33

Prospectus Supplement

About This Prospectus Supplement	S-1
Risk Factors	S-1
Use of Proceeds	S-4
Description of the Notes We May Offer	S-5
Certain Income Tax Consequences	S-24
Supplemental Plan of Distribution	S-25
Documents Filed As Part of the Registration Statement	S-30

Prospectus

Documents Incorporated by Reference	2
Where You Can Find More Information	3
Further Information	3
About This Prospectus	4
Presentation of Financial Information	5
Caution Regarding Forward-Looking Information	5
Royal Bank of Canada	6
Risk Factors	6
Use of Proceeds	6
Consolidated Ratios of Earnings to Fixed Charges	7
Consolidated Capitalization and Indebtedness	8
Description of Debt Securities	9
Tax Consequences	26
Plan of Distribution.	38
Benefit Plan Investor Considerations	40
Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others	41
Validity of Securities	41
Experts	41
Supplemental Financial Statement Schedule	42
Other Expenses of Issuance and Distribution	45

ii

SUMMARY

            THE NOTES ARE MEDIUM-TERM NOTES ISSUED BY ROYAL BANK OFFERING A RETURN LINKED TO THE DEPRECIATION, IF ANY, OF THE BASKET STOCKS OVER THE TERM TO MATURITY. THE FOLLOWING IS A SUMMARY OF THE TERMS OF THE NOTES, AS WELL AS A DISCUSSION OF RISKS AND OTHER CONSIDERATIONS YOU SHOULD TAKE INTO ACCOUNT WHEN DECIDING WHETHER TO INVEST IN THE NOTES. THE NOTES MAY BE OFFERED TO CERTAIN INVESTORS OUTSIDE THE UNITED STATES IN ACCORDANCE WITH APPLICABLE LOCAL LAW. WE URGE NON-U.S. INVESTORS TO READ “RISK FACTORS—NON-U.S. INVESTORS MAY BE SUBJECT TO CERTAIN ADDITIONAL RISKS” IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT. THE INFORMATION IN THIS SECTION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED EXPLANATIONS SET FORTH ELSEWHERE IN THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND ACCOMPANYING PROSPECTUS SUPPLEMENT.

Principal Terms
Interest rate (coupon):	We will not pay you interest on the Notes.
Underlying stocks:	Levitt Corporation (Bloomberg ticker: “LEV”)
Meritage Homes Corporation (Bloomberg ticker: “MTH”)
California Coastal Communities, Inc. (Bloomberg ticker: “CALC”)
Lennar Corporation (Bloomberg ticker: “LEN”)
M/I Homes, Inc. (Bloomberg ticker: “MHO”)
Standard Pacific Corporation (Bloomberg ticker: “SPF”)
KB Home (Bloomberg ticker: “KBH”)
Closing Basket Level:	The Closing Basket Level is the level of a basket comprised of the closing prices of the Basket Stocks as of a specific date on an equally weighted basis.
Buffer Amount:	20%
Maximum Redemption Amount:	150%
Payment at Maturity:	(1) If the Final Basket Level is less than the Initial Basket Level, in which case the Percentage Change will be negative, then, at maturity, you will receive a cash payment equal to the lesser of:
  Principal Amount + (-1 x Principal Amount x Percentage Change) and

  Principal Amount + (Principal Amount x 50%)

(2) If the Final Basket Level is greater than or equal to the Initial Basket Level, but has not appreciated by more than the Buffer Amount, in which case the Percentage Change will be greater than or equal to 0% and less than or equal to the Buffer Amount, then, at maturity, you will receive the Principal Amount.

(3) If the Final Basket Level is greater than the Initial Basket Level, and has appreciated by more than the Buffer Amount, in which case the Percentage Change will be greater than the Buffer Amount, then, at maturity, you will receive an amount equal to the greater of:
  Principal Amount – [Principal Amount x (Percentage Change – Buffer Amount)] and

  Zero (0%)

Percentage Change:	The Percentage Change is based on the equal-weighted return of the Basket Stocks. The Percentage Change is calculated using the following formula:

where, LEVI , MTHI , CALCI , LENI , MHOI , SPFI and KBHI , are the relevant closing levels of LEV, MTH, CALC, LEN, MHO, SPF and KBH, respectively, on the Pricing Date; LEVF , MTHF , CALCF , LENF , MHOF , SPFF and KBHF are the relevant closing levels of LEV, MTH, CALC, LEN, MHO, SPF and KBH, respectively, on the Valuation Date.

Basket weighting:	The Basket Stocks will be equally weighted.
Initial Stock Prices:	Stock	Initial Price
Levitt Corporation (Bloomberg ticker: “LEV”)
Meritage Homes Corporation (Bloomberg ticker: “MTH”)
California Coastal Communities, Inc. (Bloomberg ticker: “CALC”)
Lennar Corporation (Bloomberg ticker: “LEN”)
M/I Homes, Inc. (Bloomberg ticker: “MHO”)
Standard Pacific Corporation (Bloomberg ticker: “SPF”)
KB Home (Bloomberg ticker: “KBH”)

Final Stock Prices:	For each Basket Stock, the closing price of that Basket Stock on the Valuation Date.
Initial Basket Level:	The Initial Basket Level is the level of a basket comprised of the closing prices of the Basket Stocks as of the Pricing Date on an equally weighted basis.
Final Basket Level:	The Final Basket Level is the level of a basket comprised of the closing prices of the Basket Stocks as of the Valuation Date on an equally weighted basis.
Valuation Date:	October 27, 2008
Maturity Date:	October 30, 2008

Selected Purchase Considerations:

  Exposure to Basket Declines — The Notes are designed for investors who believe that the Basket will depreciate over the term of the Notes. You will receive a positive return on your Notes only if the Basket declines over the term of your Notes. You will receive any such gains at maturity.

  No Principal Protection — Your principal amount is not protected against any appreciation in the Basket (other than to the extent of the Buffer Amount). If the Basket has appreciated between the Pricing Date for your Notes and the Maturity Date, you may lose all or a portion of your principal amount.

Selected Risk Considerations:

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in the accompanying prospectus supplement and in the prospectus.

  Potential Loss of Principal — The market value of the Notes may fluctuate between the date you purchase them and the Valuation Date. If you sell your Notes in the secondary market prior to the Maturity Date, you may have to sell them at a loss. Furthermore, if the Basket has appreciated between the Pricing Date for your Notes and the Maturity Date, you may lose all or a portion of your principal amount.

  No Interest or Dividend Payments — You will not receive any interest payments on the Notes and you will not receive nor be entitled to receive any dividend payments or other distributions on any Basket Stock.

  There May Be Little or No Secondary Market for the Notes — The Notes will not be listed on any U.S. or foreign securities exchange or quotation system. There can be no assurance that a secondary market for the Notes will develop. RBC Capital Markets Corporation and potentially other affiliates of Royal Bank intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss. You should be willing to hold the Notes to maturity.

The Notes May Be a Suitable Investment For You If:

  You are willing to accept the risk of fluctuations in the Basket Stocks.

  You believe the prices of the Basket Stocks, on a weighted average, will decrease during the term of the Notes (and therefore you will receive a positive return on your investment).

  You are willing to hold the Notes to maturity.

  You do not seek current income from this investment.

The Notes May Not Be a Suitable Investment For You If:

  You believe the prices of the Basket Stocks, on a weighted average, will increase during the term of the Notes (and therefore you will receive no return or a negative return on your investment).

  You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

  You are unable or unwilling to hold the Notes to maturity.

  You seek current income from your investment.

  You seek an investment for which there will be an active secondary market.

What Are the Tax Consequences?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental Discussion of Federal Income Tax Consequences” on page P-30.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes for tax purposes as a debt instrument subject to special rules governing contingent payment obligations. As a result, if you are a U.S. holder, even though we will not make interest payments on your Note, you will generally be required to take into income an amount of interest for each accrual period determined by constructing a projected payment schedule for your Note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. These rules will generally have the effect of requiring you to include such amounts in income in respect of your Note prior to your receipt of cash attributable to such income.

There is no authority that specifically addresses the tax treatment of the Notes, therefore it is possible that your Notes could alternatively be treated for tax purposes in the manner described under “Supplemental Discussion of Federal Income Tax Consequences—Alternative Treatments” on page P-31.

For a discussion of the Canadian federal income tax consequences of your investment in the notes, see “Supplemental Discussion of Canadian Tax Consequences” on page P-29.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your Notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus, dated January 5, 2007, and the accompanying prospectus supplement, dated February 28, 2007. Your Notes are not secured debt and are riskier than ordinary unsecured debt securities. Also, investing in your Notes is not equivalent to investing directly in the Basket Stocks to which your Notes are indexed. You should carefully consider whether the Notes are suited to your particular circumstances. This pricing supplement should be read together with the accompanying prospectus, dated January 5, 2007 and the accompanying prospectus supplement, dated February 28, 2007. The information in the accompanying prospectus and accompanying prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement. This section describes the most significant risks relating to an investment in the Notes. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and accompanying prospectus supplement, before investing in the Notes.

The Notes Do Not Pay Interest or Guarantee the Return on Your Investment.

The Notes do not pay interest and may not return any of your investment. The amount payable at the Maturity Date will be determined pursuant to the terms described in this pricing supplement. You will lose some or all of your investment at the Maturity Date if the Final Basket Level appreciates from the Initial Basket Level by more than the Buffer Amount.

Changes in the Value of the Basket Stocks May Offset Each Other

The Notes are linked to a weighted Basket composed of the Basket Stocks. Price movements in the Basket Stocks may not correlate with each other. At a time when the value of one or more of the Basket Stocks decreases, the value of the other Basket Stocks may not decrease as much or may increase in value. Therefore, in calculating the Final Basket Level, increases or decreases in the value of one or more of the Basket Stocks may be moderated, or more than offset, by lesser increases or declines in the level of the other Basket Stocks. There can be no assurance that the Final Basket Level will be lower than the Initial Basket Level. You may lose some or all of your investment in the Notes if the Final Basket Level is greater than the Initial Basket Level, and has appreciated by more than the Buffer Amount.

There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the NASDAQ Global Market or any electronic communications network. RBC Capital Markets Corporation and other affiliates of Royal Bank currently intend to make a market for the Notes, although they are not required to do so. RBC Capital Markets Corporation or any other affiliate of Royal Bank may stop any such market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price and as a result you may suffer substantial losses.

The Notes have not been designated for trading in the PORTAL system for the National Association of Securities Dealers, Inc.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.

The following factors, which are beyond our control, may influence the market value of your Notes:

  the closing prices of the Basket Stocks;

  the volatility (i.e., the frequency and magnitude of changes) in the prices of the Basket Stocks;

  interest and yield rates in the U.S. markets;

  the dividend rate paid on the Basket Stocks (while not paid to holders of the Notes, dividend payments on the Basket Stocks may influence the closing prices of the related Basket Stocks, and therefore affect the market value of the Notes);

  supply and demand for the Notes, including inventory positions with RBC Capital Markets Corporation or any other market-maker;

  economic, financial, regulatory, political, military, judicial and other events that affect stock markets generally and the home builders’ markets in particular, and which may affect the market prices of the Basket Stocks; and

  the time remaining to the Maturity Date.

You cannot predict the future performance of the Basket based on its historical performance. The value of the Basket may increase such that you may not receive any return of your investment or may experience a loss. If the Final Basket Level increases compared to the Initial Basket Level by more than the Buffer Amount, you will lose some or all of your investment at the Maturity Date. In addition, your Notes will be affected by our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market.

Changes that Affect the Basket Stocks will Affect the Market Value of the Notes and the Amount you will Receive at Maturity.

Changes affecting the Basket Stocks or the issuers of the Basket Stocks, such as stock dividends, reorganizations or mergers, are reflected in the price of the Basket Stocks and therefore could affect the amount payable on the Notes at maturity and the market value of the Notes prior to maturity. If events such as these occur, the calculation agent—which initially will be The Bank of New York—may adjust the Initial Basket Level. See “Specific Terms of the Note —Anti-Dilution Adjustments” beginning on page P-19. If the Final Basket Level is not available because of a market disruption event or for any other reason, the calculation agent will determine the Final Basket Level or fair market value of the notes—and, thus, the amount payable at maturity—in a manner it considers appropriate, in its sole discretion.

Trading and Other Transactions by Royal Bank or its Affiliates in the Basket Stocks, or in Options or Other Derivative Products Linked to the Basket Stocks May Adversely Affect the Market Value of the Notes.

As described below under “Use of Proceeds and Hedging” on page P-28, we or one or more affiliates may hedge our obligations under the notes by purchasing or selling the Basket Stocks and derivative instruments linked to the Basket Stocks and we may adjust these hedges by, among other things, purchasing or selling Basket Stocks or derivative instruments linked to the Basket Stocks at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of the Basket Stocks and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in the Basket Stocks and enter into derivative transactions relating to the Basket Stocks on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of the Basket Stocks and, therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Basket Stocks. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

We Have No Affiliation With the Issuers of the Basket Stocks and Will Not Be Responsible for Any Disclosure by any Basket Stock Issuer.

The issuers of the Basket Stocks are not affiliates of ours and is not involved in our offering of the Notes in any way. Consequently, we have no control of the actions of the issuers of the Basket Stocks, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity. The issuers of the Basket Stocks have no obligation of any sort with respect to your Notes. Thus, the Basket Stock issuers have no obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your Notes. None of the money you pay for the Notes will go to the issuers of the Basket Stocks.

In addition, as we are not affiliated with the issuers of the Basket Stocks, we do not assume any responsibility for the adequacy of the information about the Basket Stocks or its issuers contained in this pricing supplement or in any of any Basket Stock issuer’s publicly available filings. We are not responsible for such issuers’ public disclosure of information on themselves or the Basket Stocks, whether contained in Securities Exchange Commission filings or otherwise. As an investor in the Notes, you should make your own investigation into the Basket Stocks and their issuers.

The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest.

As noted above, we and our affiliates expect to engage in trading activities related to the Basket Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the prices of the Basket Stocks, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the Basket Stocks, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and the interests of holders of the notes as beneficial owners of the Notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the issuers of the Basket Stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the market prices of the Basket Stocks and, therefore, the market value of the Notes.

The Calculation Agent Can Postpone the Calculation of the Final Basket Level on the Maturity Date if a Market Disruption Event Occurs on the Valuation Date.

The determination of the Final Basket Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the valuation date with respect to any Basket Stock. If such a postponement occurs, the calculation agent will use the closing price of such Basket Stock on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the valuation date be postponed by more than ten business days. As a result, the maturity date for the notes could also be postponed, although not by more than ten business days.

If the determination of the Final Basket Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Final Basket Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Final Basket Level that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Notes—Consequences of Market Disruption Events” beginning on page P-21.

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The calculation agent will, among other things, decide the amount of your payment at maturity on the notes. We may change the calculation agent after the original issue date without notice to you. For a fuller description of the calculation agent’s role, see “Specific Terms of the Notes—Role of Calculation Agent”. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting a Basket Stock has occurred. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Since this determination by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

Historical Performance of the Basket Stocks Should Not Be Taken as an Indication of the Future Performance of the Basket Stocks During the Term of the Notes.

The market prices of the Basket Stocks will principally determine the value of the Notes at maturity. The historical performance of the Basket Stocks does not necessarily give an indication of the future performance of the Basket Stocks. As a result, it is impossible to predict whether the market prices of the Basket Stocks will rise or fall during the term of the Notes. The market prices of the Basket Stock will be influenced by complex and interrelated political, economic, financial and other factors.

You Will Have Limited Anti-dilution Protection.

The Bank of New York, as calculation agent for your notes, will adjust the Initial Basket Level for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect any individual Basket Stock issuer’s capital structure, but only in the situations we describe in “Specific Terms of the Notes — Anti-dilution Adjustments”. The calculation agent will not be required to make an adjustment for every corporate event that may affect a Basket Stock. For example, the calculation agent will not adjust the Initial Basket Level for events such as an offering of any Basket Stock for cash by the Basket Stock issuer, a tender or exchange offer for any Basket Stock at a premium to its then-current market price by any Basket Stock issuer or a tender or exchange offer for less than all outstanding shares of any Basket Stock by a third party. Those events or other actions by a Basket Stock issuer or a third party may nevertheless affect the market price of a Basket Stock and, therefore, adversely affect the value of your Notes.

If the Prices of the Basket Stocks Change, the Market Value of Your Notes May Not Change to the Same Extent.

Your Notes may trade quite differently from the Basket Stocks. Decreases or increases in the prices of the Basket Stocks may not result in comparably sized (though likely reverse directional) increases or decreases in the market value of your Notes. Even if the market prices of the Basket Stocks has depreciated from the Initial Basket Level, the market value of your Notes prior to the Maturity Date may not increase or may reflect a value less than that which would be payable to you if the Notes matured on that day. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

We Are Not Affiliated With Any Company Included in the Basket. You Will Have No Shareholder Rights in Issuers of the Basket Stocks.

We are not affiliated with any of the companies whose stocks are represented in the Basket. As a result, we will have no ability to control the actions of such companies, including actions that could affect the prices of the Basket Stocks or the value of your Notes. None of the money you pay us will go to any of the companies included in the Basket and none of those companies will be involved in the offering of the Notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the Notes in taking any corporate actions that might affect the value of your Notes.

As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Basket Stocks would have.

Significant Aspects of the Tax Treatment of the Notes Are Uncertain.

The tax treatment of the Notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the sections entitled “Supplemental Discussion of Federal Income Tax Consequences” in this pricing supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

Non-U.S. Investors May Be Subject to Certain Additional Risks.

The Notes will be denominated in U.S. dollars. If you are a non-U.S. investor who purchases the Notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or income of your investment.

This pricing supplement contains a general description of certain U.S. and Canadian tax considerations relating to the Notes. If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the Notes and receiving payments of principal or other amounts under the Notes.

Certain Considerations for Insurance Companies and Employee Benefit Plans.

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the Notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the Notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the Notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

THE BASKET STOCKS

Information Regarding the Issuers of the Basket Stocks

The Basket Stock is registered under the Securities Exchange Act of 1934. Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the Basket Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

The following information regarding the issuer of the Basket Stock is derived from publicly available information.

We make no representation or warranty as to the accuracy or completeness of reports filed by the issuer with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.

  Levitt Corporation: The common stock of Levitt Corporation is traded on the New York Stock Exchange under the symbol “LEV.” According to publicly available information, Levitt Corporation builds planned suburban communities and master-planned communities. The Company also holds an interest in Bluegreen Corporation, a developer of timeshare resorts and residential land. Information filed with the SEC by Levitt Corporation under the Exchange Act can be located by referencing its SEC file number: 001-31931.

  Meritage Homes Corporation: The common stock of Meritage Homes Corporation is traded on the New York Stock Exchange under the symbol “MTH.” According to publicly available information, Meritage Homes Corporation designs, builds, and sells single-family homes ranging from entry level to semi-custom luxury. The Company operates in the South and West of the United States.
  Information filed with the SEC by Meritage Homes Corporation under the Exchange Act can be located by referencing its SEC file number: 001-09977.

  California Coastal Communities, Inc.: The common stock of California Coastal Communities, Inc. is traded on the NASDAQ Stock Market under the symbol “CALC.” According to publicly available information, California Coastal Communities, Inc. is a residential land development and homebuilding company which holds land inventory in Southern California. The Company operates through Signal Landmark which owns the Warner Mesa property and other properties near the Bolsa Chica wetlands, and Hearthside Homes, Inc. which builds homes and golf course communities in Aliso Viejo and Escondido, CA. Information filed with the SEC by California Coastal Communities, Inc. under the Exchange Act can be located by referencing its SEC file number: 000-17189.

  Lennar Corporation: The common stock of Lennar Corporation is traded on the New York Stock Exchange under the symbol “LEN.” According to publicly available information, Lennar Corporation builds affordable, move-up, and retirement homes under the Lennar Family of Builders banner. The Company also provides mortgage financing, title insurance, closing services, and insurance agency services for both buyers of its homes and others. In addition, Lennar provides Internet access, cable television, and alarm installation services to residents of its communities. Information filed with the SEC by Lennar Corporation under the Exchange Act can be located by referencing its SEC file number: 001-11749.

  M/I Homes, Inc.: The common stock of M/I Homes, Inc. is traded on the New York Stock Exchange under the symbol “MHO.” According to publicly available information, M/I Homes, Inc. builds single-family homes that are marketed and sold under the M/I Homes and Showcase Homes trade names. M/I Homes has homebuilding operations in Ohio, Indiana, Florida, North Carolina, Virginia, and Maryland. Information filed with the SEC by M/I Homes, Inc. under the Exchange Act can be located by referencing its SEC file number: 001-12434.

  Standard Pacific Corporation: The common stock of Standard Pacific Corporation is traded on the New York Stock Exchange under the symbol “SPF.” According to publicly available information, Standard Pacific Corp. constructs move-up homes within a wide range of price and size. The Company operates throughout the major metropolitan areas in California, Texas, Arizona, and Colorado.
  Standard Pacific also provides mortgage financing and title services to its homebuyers through its subsidiaries. Information filed with the SEC by Standard Pacific Corporation under the Exchange Act can be located by referencing its SEC file number: 001-10959.

  KB Home: The common stock of KB Home is traded on the New York Stock Exchange under the symbol “KBH.” According to publicly available information, KB HOME builds single-family homes in the United States, primarily targeting first-time and first move-up homebuyers. The Company has operating divisions in Arizona, California, Colorado, Florida, Georgia, Illinois, Indiana, Nevada, New Mexico, North Carolina, South Carolina, and Texas in the United States. KB HOME also builds homes in France and operates a mortgage company. Information filed with the SEC by KB Home under the Exchange Act can be located by referencing its SEC file number: 001-09195.
Historical Information

            The following graphs set forth the historical performance of each Basket Stock based on the daily common stock closing level as dated on the graph. The closing levels for each Basket Stock on April 9, 2007 were 9.27 for LEV, 31.31 for MTH, 18.58 for CALC, 42.91 for LEN, 25.77 for MHO, 20.68 for SPF and 42.53 for KBH.

            We obtained the common stock closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of each Basket Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing level of each Basket Stock on any valuation date.

Period-Start Date	Period-End Date	High Intra-Quarter level of LEV	Low Intra-Quarter Level of LEV	Period-End Level of LEV

1/1/2004	3/31/2004	26.8	16.25	24.5
4/1/2004	6/30/2004	26.35	18.62	25.76
7/1/2004	9/30/2004	26.1	19.1	23.46
10/1/2004	12/31/2004	31.48	22.45	30.57

1/1/2005	3/31/2005	33.85	24.67	25.64
4/1/2005	6/30/2005	30.66	24.6	29.92
7/1/2005	9/30/2005	33.2	22	22.94
10/1/2005	12/30/2005	23.69	18.86	22.74

1/1/2006	3/31/2006	25.5	20.1	22.04
4/1/2006	6/30/2006	22.33	14.15	16
7/1/2006	9/29/2006	16.1	9.22	11.76
10/1/2006	12/29/2006	13.7	11.54	12.24

1/1/2007	3/31/2007	15.44	9.19	9.31
4/1/2007	4/9/2007	9.96	9.06	9.27

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Period-Start Date	Period-End Date	High Intra-Quarter level of MTH	Low Intra-Quarter Level of MTH	Period-End Level of MTH

1/1/2004	3/31/2004	39.825	29.56	37.125
4/1/2004	6/30/2004	37.345	29.455	34.4
7/1/2004	9/30/2004	39.81	29.54	39.3
10/1/2004	12/31/2004	57.165	35.8	56.35

1/1/2005	3/31/2005	76.62	53.42	58.92
4/1/2005	6/30/2005	85	58.54	79.5
7/1/2005	9/30/2005	96.5	72.06	76.66
10/1/2005	12/30/2005	78.27	57.29	62.92

1/1/2006	3/31/2006	67.91	52.42	54.96
4/1/2006	6/30/2006	68.34	45.35	47.25
7/1/2006	9/29/2006	47.8	34.44	41.61
10/1/2006	12/29/2006	51.11	41	47.72

1/1/2007	3/31/2007	47.73	30.66	32.12
4/1/2007	4/9/2007	32.17	30.75	31.31

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Period-Start Date	Period-End Date	High Intra-Quarter level of CALC	Low Intra-Quarter Level of CALC	Period-End Level of CALC

1/1/2004	3/31/2004	18.7	10.5	18.2
4/1/2004	6/30/2004	20.55	14	19.988
7/1/2004	9/30/2004	22.85	17.5	19.25
10/1/2004	12/31/2004	24.5	18.01	24.05

1/1/2005	3/31/2005	26.409	23.8	26.16
4/1/2005	6/30/2005	34.39	25.2	34.37
7/1/2005	9/30/2005	37.15	32.25	35.22
10/1/2005	12/30/2005	40.1	33.47	39.23

1/1/2006	3/31/2006	39.52	35.3	37.1
4/1/2006	6/30/2006	37.78	29	32
7/1/2006	9/29/2006	33.8	19.87	20.56
10/1/2006	12/29/2006	22	17.26	21.45

1/1/2007	3/31/2007	21.78	17.36	20.29
4/1/2007	4/9/2007	20.29	18.15	18.58

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Period-Start Date	Period-End Date	High Intra-Quarter level of LEN	Low Intra-Quarter Level of LEN	Period-End Level of LEN

1/1/2004	3/31/2004	56.98	42.55	54.03
4/1/2004	6/30/2004	54.77	41.33	44.72
7/1/2004	9/30/2004	48.75	40.3	47.6
10/1/2004	12/31/2004	57.2	41.37	56.68

1/1/2005	3/31/2005	62.49	52.38	56.68
4/1/2005	6/30/2005	65.3	50.3	63.45
7/1/2005	9/30/2005	68.86	53.39	59.76
10/1/2005	12/30/2005	63.86	52.34	61.02

1/1/2006	3/31/2006	66.44	55.06	60.38
4/1/2006	6/30/2006	62.38	42.81	44.37
7/1/2006	9/29/2006	48.95	38.66	45.25
10/1/2006	12/29/2006	54.61	44.22	52.46

1/1/2007	3/31/2007	56.54	42.16	42.21
4/1/2007	4/9/2007	43.00	41.32	42.91

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Period-Start Date	Period-End Date	High Intra-Quarter level of MHO	Low Intra-Quarter Level of MHO	Period-End Level of MHO

1/1/2004	3/31/2004	48.08	35.92	47.28
4/1/2004	6/30/2004	47.74	38.45	40.6
7/1/2004	9/30/2004	42.93	35.86	42.44
10/1/2004	12/31/2004	55.41	37.99	55.11

1/1/2005	3/31/2005	59.49	48.1	48.93
4/1/2005	6/30/2005	54.76	43.12	54.1
7/1/2005	9/30/2005	61.45	51.91	54.26
10/1/2005	12/30/2005	54.86	39.93	40.62

1/1/2006	3/31/2006	49.44	35	47
4/1/2006	6/30/2006	49.05	29.95	35.08
7/1/2006	9/29/2006	37.72	30.12	35.35
10/1/2006	12/29/2006	39.11	33.16	38.19

1/1/2007	3/31/2007	38.25	26.46	26.55
4/1/2007	4/9/2007	27.00	25.20	25.77

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Period-Start Date	Period-End Date	High Intra-Quarter level of SPF	Low Intra- Quarter Level of SPF	Period-End Level of SPF

1/1/2004	3/31/2004	30.8	21.81	30
4/1/2004	6/30/2004	30.4	22.33	24.65
7/1/2004	9/30/2004	28.635	22.44	28.185
10/1/2004	12/31/2004	32.615	24.77	32.07

1/1/2005	3/31/2005	41.19	29.745	36.095
4/1/2005	6/30/2005	45.725	32.325	43.975
7/1/2005	9/30/2005	49.7	38.18	41.51
10/1/2005	12/30/2005	42.56	34.58	36.8

1/1/2006	3/31/2006	43.05	31.01	33.62
4/1/2006	6/30/2006	36.26	24.2	25.7
7/1/2006	9/29/2006	25.88	20.24	23.5
10/1/2006	12/29/2006	28.51	21.9	26.79

1/1/2007	3/31/2007	30.52	20.44	20.87
4/1/2007	4/9/2007	20.99	19.85	20.68

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Period-Start Date	Period-End Date	High Intra-Quarter level of KBH	Low Intra- Quarter Level of KBH	Period-End Level of KBH

1/1/2004	3/31/2004	40.945	32.23	40.4
4/1/2004	6/30/2004	40.695	30.135	34.315
7/1/2004	9/30/2004	43.295	30.635	42.245
10/1/2004	12/31/2004	53.755	37.565	52.2

1/1/2005	3/31/2005	63.19	49.25	58.73
4/1/2005	6/30/2005	82.9	54.205	76.23
7/1/2005	9/30/2005	85.45	69.12	73.2
10/1/2005	12/30/2005	76.15	60.8201	72.66

1/1/2006	3/31/2006	81.99	61.57	64.98
4/1/2006	6/30/2006	68.9299	41.95	45.85
7/1/2006	9/29/2006	47.84	37.89	43.8
10/1/2006	12/29/2006	53.7	41.67	51.28

1/1/2007	3/31/2007	56.08	42.6	42.67
4/1/2007	4/9/2007	43.25	41.60	42.53

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SPECIFIC TERMS OF THE NOTES

Please note that in this section entitled “Specific Terms of the Notes”, references to “holders” mean those who own Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in Notes registered in street name or in Notes issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying prospectus supplement and “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Notes are part of a series of senior debt securities entitled “Senior Global Medium-Term Notes, Series C,” that we may issue under our senior indenture, dated October 23, 2003, between Royal Bank and The Bank of New York, as trustee, as amended, from time to time (the “indenture”). The Notes are “indexed notes,” as defined in the accompanying prospectus supplement. This pricing supplement summarizes financial and other terms that apply to the Notes. We describe terms that apply generally to all Series C medium-term notes in “Description of the Notes We May Offer” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and accompanying prospectus supplement and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the prices to the public and the net proceeds to Royal Bank on the front cover of this pricing supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

In addition to the terms described on the front and inside cover of this pricing supplement, the following specific terms will apply to the Notes:

Interest Rate (Coupon)

We will not pay you interest on the Notes.

Minimum Investment

$1,000, and integral multiples of $1,000 thereafter.

Defeasance

There shall be no defeasance, full or covenant, applicable to the Notes.

Payment at Maturity

(1)    If the Final Basket Level is less than the Initial Basket Level, in which case the Percentage Change will be negative, then, at maturity, you will receive a cash payment equal to the lesser of:

  Principal Amount + (-1 x Principal Amount x Percentage Change) and

  Principal Amount + (Principal Amount x 50%)

(2)    If the Final Basket Level is greater than or equal to the Initial Basket Level, but has not appreciated by more than the Buffer Amount, in which case the Percentage Change will be greater than or equal to 0% and less than or equal to the Buffer Amount, then, at maturity, you will receive the Principal Amount.

(3)   If the Final Basket Level is greater than the Initial Basket Level, and has appreciated by more than the Buffer Amount, in which case the Percentage Change will be greater than the Buffer Amount, then, at maturity, you will receive an amount equal to the greater of:

  Principal Amount – [Principal Amount x (Percentage Change – Buffer Amount)] and

  Zero (0%)

The Maturity Date for the Notes is subject to adjustment if such day is not a business day or if the Valuation Date is postponed as described below.

You will lose some or all of your investment at the Maturity Date if the Final Basket Level appreciates from the Initial Basket Level by more than the Buffer Amount.

Percentage Change

The “Percentage Change,” as calculated by the calculation agent, is the equal-weighted percentage change of the Basket Stocks calculated by comparing the Final Basket Level to the Initial Basket Level. The Percentage Change is calculated as follows:

Where, LEVI, MTHI, CALCI, LENI, MHOI, SPFI and KBHI, are the relevant closing levels of LEV, MTH, CALC, LEN, MHO, SPF and KBH, respectively, on the Pricing Date; LEVF, MTHF, CALCF, LENF, MHOF, SPFF and KBHF are the relevant closing levels of LEV, MTH, CALC, LEN, MHO, SPF and KBH, respectively, on the Valuation Date.

The “Closing Basket Level” as of any date will be calculated by the calculation agent as the equally-weighted average of the Basket Stocks on such date.

The “Initial Basket Level” is equal to the Closing Basket Level on the Pricing Date.

The “Final Basket Level” is equal to the Closing Basket Level on the Valuation Date.

Buffer Amount

The Buffer Amount for the Notes is 20%. You will lose some or all of your investment at the Maturity Date if the Final Basket Level appreciates from the Initial Basket Level by more than the Buffer Amount.

Maximum Redemption Amount

                The maximum redemption amount for the Notes is 150%. If the return on the Basket equals an amount that is greater than 150% of your Initial Investment, you will be limited to a maximum return of 150%.

Maturity Date

The maturity date will be the date specified on the front page of this pricing supplement, unless that date is not a business day, in which case the maturity date will be the next following business day. If the third trading day before the maturity date is not the valuation date described below, however, then the maturity date will be the third business day following the valuation date. The calculation agent may postpone the valuation date — and therefore the maturity date — if a market disruption event occurs or is continuing on a day that would otherwise be the valuation date. We describe market disruption events under “— Special Calculation Provisions” below.

Valuation Date

The valuation date will be the third trading day before the date specified as the maturity date on the front page of this pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on that third prior trading day. If a market disruption event occurs, the valuation date will be the first following trading day on which the calculation agent determines that a market disruption event is not continuing. In no event, however, will the valuation date be later than the relevant specified maturity date or, if the relevant specified maturity date is not a business day, later than the first business day after the relevant specified date.

Consequences of Market Disruption Events

If the calculation agent determines that, on the valuation date, a market disruption event has occurred or is continuing with respect to a Basket Stock, the valuation, and thus the determination of the Final Basket Level may be postponed. If such a postponement occurs, the calculation agent will use the closing price of such Basket Stock on the first business day on which no market disruption event occurs or is continuing. However, in no event will the determination of the Final Basket Level be postponed by more than ten business days.

If the determination of the Final Basket Level is postponed to the last possible day, but a market disruption event for the Basket Stock occurs or is continuing on that day, that day will be the date on which the Final Basket Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Final Basket Level that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

  a suspension, absence or material limitation of trading in a Basket Stock for more than two hours or during the one-half hour before the close of trading in the relevant market, as determined by the calculation agent in its sole discretion;

  in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect.

The following events will not be market disruption events:

  a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

  a decision to permanently discontinue trading in the Basket Stock.

Anti-dilution Adjustments

The Initial Stock Price for each of the Basket Stocks is specified in the front of this pricing supplement. The calculation agent will adjust the Initial Stock Price if any of the dilution events described below occurs with respect to any Basket Stock.

The calculation agent will adjust the Initial Stock Price of a Basket Stock as described below, but only if an event below under this “—Anti-dilution Adjustments” section occurs with respect to such Basket Stock and only if the relevant event occurs during the period described under the applicable subsection. The Initial Stock Price will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect a Basket Stock.

If more than one anti-dilution event requiring adjustment occurs with respect to the Initial Stock Price for the Basket Stocks, the calculation agent will adjust that Initial Stock Price for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the Initial Stock Price for a Basket Stock for the first event, the calculation agent will adjust the Initial Stock Price that Basket Stock or for any other Basket Stock for the second event, applying the required adjustment to the Initial Stock Price as already adjusted for the first event (if both adjustments apply to the same Basket Stock) or applying it to a different Basket Stock as applicable, and so on for each event. If an event requiring an anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and us, relative to your Note, that results solely from that event. The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.

Stock Splits and Stock Dividends

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. When a corporation pays a stock dividend, it issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock split or stock dividend.

If a Basket Stock is subject to a stock split or receives a stock dividend, then the calculation agent will adjust the Initial Stock Price by dividing the prior Initial Stock Price —that is, the Initial Stock Price before the stock split or stock dividend—by the number equal to: (1) the number of shares of such Basket Stock outstanding immediately after the stock split or stock dividend becomes effective; divided by (2) the number of shares of such Basket Stock outstanding immediately before the stock split or stock dividend becomes effective. The Initial Stock Price will not be adjusted, however, unless:

  in the case of a stock split, the first day on which such Basket Stock trades without the right to receive the stock split occurs after the pricing date and on or before the valuation date on which such Basket Stock’s individual stock return is calculated; or

  in the case of a stock dividend, the ex-dividend date occurs after the pricing date and on or before the valuation date on which such Basket Stock’s individual stock return is calculated.

The ex-dividend date for any dividend or other distribution with respect to such Basket Stock is the first day on which such Basket Stock trades without the right to receive that dividend or other distribution.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If a Basket Stock is subject to a reverse stock split, then the calculation agent will adjust the Initial Stock Price for that Basket Stock by multiplying the prior Initial Stock Price by a number equal to: (1) the number of shares of such Basket Stock outstanding immediately before the reverse stock split becomes effective; divided by (2) the number of shares of such Basket Stock outstanding immediately after the reverse stock split becomes effective. The Initial Stock Price will not be adjusted, however, unless the reverse stock split becomes effective after the pricing date and on or before the valuation date on which such Basket Stock’s price is determined.

Extraordinary Dividends

Any distribution or dividend on a Basket Stock determined by the calculation agent to be a distribution or dividend that is not in the ordinary course of the issuer’s historical dividend practices will be deemed to be an extraordinary dividend. The calculation agent will determine if the dividend is an extraordinary dividend and, if so, the amount of the extraordinary dividend. Each outstanding share will be worth less as a result of an extraordinary dividend.

If any extraordinary dividend occurs with respect to a Basket Stock, the calculation agent will adjust the Initial Stock Price to equal the product of: (1) the prior Initial Stock Price, times (2) a fraction, the numerator of which is the amount by which the closing price of such Basket Stock on the business day before the ex-dividend date exceeds the extraordinary dividend amount and the denominator of which is the closing price of such Basket Stock on the business day before the ex-dividend date. The Initial Stock Price will not be adjusted, however, unless the ex-dividend date occurs after the pricing date and on or before the valuation date on which such Basket Stock’s price is determined.

The extraordinary dividend amount with respect to an extraordinary dividend for such Basket Stock equals:

  for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of such Basket Stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for such Basket Stock; or

  for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on a Basket Stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the Initial Stock Price only as described under “—Stock Splits and Stock Dividends” above, “—Transferable Rights and Warrants” below or “—Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the issuer of a Basket Stock issues transferable rights or warrants to all holders of a Basket Stock to subscribe for or purchase such Basket Stock at an exercise price per share that is less than the closing price of such Basket Stock on the business day before the ex-dividend date for the issuance, then the applicable Initial Stock Price will be adjusted by multiplying the prior Initial Stock Price by the following fraction:

  the numerator will be the number of shares of such Basket Stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of such Basket Stock that the aggregate offering price of the total number of shares of such Basket Stock so offered for subscription or purchase pursuant to the transferable rights or warrants could purchase at the closing price on the business day before the ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the business day before that ex-dividend date.

  the denominator will be the number of shares of such Basket Stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of such Basket Stock offered for subscription or purchase under those transferable rights or warrants.

The Initial Stock Price will not be adjusted, however, unless the ex-dividend date described above occurs after the pricing date and on or before the valuation date on which such Basket Stock’s price is determined.

Reorganization Events

If a Basket Stock issuer undergoes a reorganization event in which property other than a Basket Stock—e.g., cash and securities of another issuer—is distributed in respect of such Basket Stock, then, for purposes of calculating the performance rate of such Basket Stock, the calculation agent will determine the closing price of such Basket Stock on the valuation date to equal the value of the cash, securities and other property distributed in respect of one share of such Basket Stock.

If the calculation agent determines that, by valuing such cash, securities and other property, a commercially reasonable result is not achieved, then the calculation agent will, in its sole discretion, substitute another stock for that Basket Stock.

Each of the following is a reorganization event with respect to such Basket Stock:

  such Basket Stock is reclassified or changed;

  such Basket Stock issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding stock is exchanged for or converted into other property;

  a statutory share exchange involving the outstanding stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above;

  such Basket Stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

  such Basket Stock issuer effects a spin-off—that is, issues to all holders of such Basket Stock equity securities of another issuer, other than as part of an event described in the four bullet points above;

  such Basket Stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or

  another entity completes a tender or exchange offer for all of the outstanding stock of such Basket Stock issuer.

Valuation of Distribution Property

If a reorganization event occurs with respect to a Basket Stock, and the calculation agent does not substitute another stock for such Basket Stock as described in “—Substitution” below, then the calculation agent will determine the applicable closing price on each valuation date so as to equal the value of the property—whether it be cash, securities or other property—distributed in the reorganization event in respect of one share of such Basket Stock, as such Basket Stock existed before the date of the reorganization. We refer to the property distributed in a reorganization event as distribution property, a term we describe in more detail below. The calculation agent will not make any determination for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the pricing date and on or before the valuation date on which such Basket Stock’s return is calculated.

For the purpose of making a determination required by a reorganization event, the calculation agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing price for the security on the relevant date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of such Basket Stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs and the calculation agent adjusts the closing price of such Basket Stock on a valuation date to equal the value of the distribution property distributed in the event, as described above, the calculation agent will make further determinations for later events that affect the distribution property considered in determining the closing price. The calculation agent will do so to the same extent that it would make determinations if such Basket Stock were outstanding and were affected by the same kinds of events.

For example, if such Basket Stock issuer merges into another company and each share of such Basket Stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, then on each valuation date the closing price of a share of such Basket Stock will be determined to equal the value of the two common shares of the surviving company plus the specified amount of cash. The calculation agent will further determine the common share component of such closing price to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in “—Anti-Dilution Adjustments” or as described above in this “—Reorganization Events” section as if the common shares were such Basket Stock. In that event, the cash component will not be redetermined but will continue to be a component of the closing price.

When we refer to distribution property, we mean the cash, securities and other property distributed in a reorganization event in respect of such Basket Stock or in respect of whatever securities whose value determines the closing price on a valuation date if any adjustment resulting from a reorganization event has been made in respect of a prior event. In the case of a spin-off, the distribution property also includes such Basket Stock in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for such Basket Stock as described above. Consequently, in this product prospectus supplement, when we refer to such Basket Stock, we mean any distribution property that is distributed in a reorganization event in respect of such Basket Stock. Similarly, when we refer to such Basket Stock issuer, we mean any successor entity in a reorganization event.

Substitution

If the calculation agent determines that a commercially reasonable result is not achieved by valuing distribution property with respect to a Basket Stock upon becoming subject to a reorganization event, then the calculation agent will, in its sole discretion, substitute another stock for such Basket Stock. In such case, the adjustments described above in “—Valuation of Distribution Property” will not apply.

If the calculation agent so determines, it may choose, in its sole discretion, the stock of a different company listed on a national securities exchange or quotation system as a substitute for such Basket Stock. For all purposes, the substitute stock will be deemed to be a stock for purposes hereof.

The calculation agent will determine, in its sole discretion, the Initial Stock Price and/or the manner of valuation of the substitute stock. The calculation agent will have the right to make such adjustments to the calculation of the individual stock performance as it determines in its sole discretion are necessary to preserve as nearly as possible our and your relative economic position prior to the reorganization event.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under “—Default Amount”.

For the purpose of determining whether the holders of our medium-term notes are entitled to take any action under the indenture, we will treat the stated principal amount of each note outstanding as the principal amount of that note. Although the terms of the Notes may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities—Modification and Waiver of the Debt Securities” and “—Events of Default”.

Default Amount

The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

  the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

  no quotation of the kind referred to above is obtained, or every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the Valuation Date, then the default amount will equal the principal amount of the Notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

  A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

  P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

When we refer to a business day with respect to your Notes, we mean a day that is a business day of the kind described in the accompanying prospectus supplement.

As described in the accompanying prospectus supplement, any payment on your Note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.

Role of Calculation Agent

The calculation agent will make all determinations regarding the Closing Basket Level, the Final Index Level, the Final Basket Level, market disruption events, the default amount and the amount payable on your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that The Bank of New York is currently serving as the calculation agent for the Notes. We may change the calculation agent for your Notes at any time without notice and The Bank of New York may resign as calculation agent at any time upon 60 days’ written notice to Royal Bank.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus supplement under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases or sales of the Basket Stocks and/or listed and/or over-the-counter derivative instruments linked to the Basket Stocks prior to or on the pricing date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

  acquire or dispose of the Basket Stocks;

  acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the price of the Basket Stocks; or

  any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those similar securities.

We or our affiliates may close out our or their hedge on or before the valuation date. That step may involve sales or purchases of some or all of the Basket Stocks or over-the-counter derivative instruments linked to some or all of the Basket Stocks.

The hedging activity discussed above may adversely affect the market value of the notes from time to time. See “Additional Risk Factors Specific to Your Notes — Trading and Other Transactions by Royal Bank or its Affiliates in the Basket Stocks, or in Options or Other Derivative Products Linked to the Basket Stocks May Adversely Affect the Market Value of the Notes” and “— The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest” in this pricing supplement for a discussion of these adverse effects.

SUPPLEMENTAL DISCUSSION OF CANADIAN TAX CONSEQUENCES

The following section supplements the tax discussion under the accompanying prospectus dated January 5, 2007, and prospectus supplement dated February 28, 2007 and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a Non-Resident Holder (as defined in the accompanying prospectus).

Based on the current administrative practices and policies of the Canada Revenue Agency, interest paid or credited or deemed for purposes of the Income Tax Act (Canada) (the “Act”) to be paid or credited on a Note (including an amount paid at maturity in excess of the principal amount) to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax where we deal at arm’s length for the purposes of the Act with the Non-Resident Holder at the time of such payment.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders, (as defined in the accompanying prospectus). It applies only to those United States holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Notes as debt instruments subject to the special tax rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in respect of the Notes prior to your receipt of cash attributable to that income. Except as discussed in “—Alternative Treatments” below, this discussion assumes you will treat your notes as contingent payment debt instruments.

We have determined that the comparable yield for the Notes is equal to    % per annum, compounded semiannually, with a projected payment at maturity of $    based on an investment of $10,000.

You are required to use this comparable yield and projected payment schedule in determining your interest accruals in respect of the Notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the Notes, and we make no representations regarding the amount of contingent payments with respect to the Notes.

If you purchase the Notes for an amount that differs from the Notes’ adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for your Notes and their adjusted price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. The adjusted issue price of the Notes will equal the Notes’ original offering price plus any interest deemed to be accrued on the Notes (under the rules governing contingent payment obligations) as of the time you purchased the Notes.

If you purchase the Notes for an amount that is less than the adjusted issue price of the Notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize on the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the Notes for an amount that is greater than the adjusted issue price of the Notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize on the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the Notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss on the sale or maturity of the Notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the Notes. In general, your adjusted basis in the Notes will equal the amount you paid for the Notes, increased by the amount of interest you previously accrued with respect to the Notes (in accordance with the comparable yield for the Notes) and increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your Notes under the rules set forth above.

Any gain you recognize on the sale or maturity of the Notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the Notes, and thereafter, capital loss. The deductibility of capital losses is limited.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN YOUR NOTES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Alternative Treatments.

Alternatively, it is possible that your Notes could be treated as a pre-paid derivative contract with respect to the Basket. If the Notes are so treated, you should recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for your Notes. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year. Your holding period for your Notes will generally begin on the date after the issue date (i.e., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date. The deductibility of capital losses is subject to limitations.

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax adviser as to the tax consequences of any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

Wash Sale Rules

If you sell shares listed on any of the Basket Stocks prior or subsequent to your purchase of the notes, you will not be subject to any restriction or limitation with respect to the recognition of loss, if any, for federal income tax purposes upon such sale as a result of your purchase of the notes.

Backup Withholding and Information Reporting

Please see the discussion under “Tax Consequences—United States Taxation—U.S. Holders—Taxation of Debt Securities—Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the Notes.

The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA” and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing Notes should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction”.

Royal Bank and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively “Plans”, and with respect to which Royal Bank or any of its affiliates is a ‘‘party in interest” or a “disqualified person”, unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. Section 408(b)(17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the Notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the Notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the Notes, or any exercise related thereto or as a result of any exercise by Royal Bank or any of its affiliates of any rights in connection with the Notes, and no advice provided by Royal Bank or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the Notes and the transactions contemplated with respect to the Notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the Notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

With respect to the Notes, Royal Bank will agree to sell to RBC Capital Markets Corporation, and RBC Capital Markets Corporation will agree to purchase from Royal Bank, the denomination of the Note specified, at the price specified on the front cover of this pricing supplement. RBC Capital Markets Corporation intends to resell each Note it purchases at the original issue price specified in the final pricing supplement. In the future, RBC Capital Markets Corporation, RBC Dain Rauscher Inc. or another of our affiliates may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. We expect that delivery of the Notes will be made against payment for the Notes on or about April 30, 2007, which is the third business day following the Pricing Date (this settlement cycle being referred to as “T+3”). For more information about the plan of distribution, the distribution agreement and possible market-making activities, see “Supplemental Plan of Distribution” in the accompanying prospectus supplement.

To the extent the underwriter resells notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an “underwriter” of the notes as such term is defined in the Securities Act of 1933, as amended.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus or the accompanying prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank or the Underwriter. This pricing supplement, the accompanying prospectus and the accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus and the accompanying prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

US$

Royal Bank of Canada

Senior Global Medium-Term Notes, Series C

Bearish Buffered Equity Investment Notes due October 30, 2008

Linked to the Negative Performance of a Basket of Home Builders’ Stocks

April , 2007